Exhibit 99.5

MICHAEL S. STAMER

212.872.1025/fax: 1.212.872.1002

mstamer@akingump.com

March 29, 2018

VIA ELECTRONIC MAIL

Board of Directors of Rex Energy Corporation

c/o Jones Day

250 Vesey Street

New York, New York 10281-1047

Attention: Scott J. Greenberg, Esq.

Re:	Rex Energy Corporation

To the Members of the Board of Directors:

As you are aware, Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) represents certain unaffiliated holders (collectively, the “Holders”) of the 1%/8% Senior Secured Second Lien Notes due 2020 (the “Notes”) issued by Rex Energy Corporation (together with its subsidiaries and affiliates, the “Company”) in connection with ongoing restructuring discussions. The Holders collectively hold over 74% of the Notes. The purpose of this letter is to advise the Board of Directors (the “Board”) of the Holders’ concerns regarding the recent conduct of the Company and the administrative agent (the “Administrative Agent”) under the Company’s Term Loan Credit Agreement, dated as of April 28, 2017 (the “Credit Agreement”). By this letter, the Holders also ask that the Board acquit its fiduciary duties and authorize payment of the interest coming due on the Notes on April 1, 2018 (the “Second Lien Interest Payment”).

The Company has advised the Holders that it may not make the Second Lien Interest Payment. The Holders further understand that this decision may be based upon certain alleged defaults under the Credit Agreement asserted by the Administrative Agent, and the threat of litigation by the Administrative Agent if the Company were to make the Second Lien Interest Payment. As explained below, the Holders do not believe that there are any existing defaults that would prevent the Company from making the Second Lien Interest Payment. Accordingly, the Holders ask that such payment be made consistent with the Board’s fiduciary duties.

We are in receipt of a letter dated March 15, 2018 (the “March 15 Letter”) pursuant to which the Administrative Agent informed the Company that its failure to deliver fourth-quarter financial statements on or before February 14, 2018 constituted a Default under the Credit

One Bryant Park / New York, New York 10036-6745 / 212.872.1000 / fax: 212.872.1002 / akingump.com

Board of Directors of Rex Energy Corporation

March 29, 2018

Agreement (the “Alleged Financial Statement Default”). The March 15 Letter additionally stated that the Company’s presentation of a certificate to request a Delayed Draw Loan on February 26, 2018 falsely represented that no Defaults existed at such time (the “Alleged False Representation” and, together with the Alleged Financial Statement Default, the “Alleged Defaults”). We understand, however, that the Company delivered its fourth-quarter financials to the Administrative Agent on March 22, 2018, thereby curing the Alleged Financial Statement Default. Notwithstanding that fact, we further understand that the Administrative Agent continues to maintain that the Alleged False Representation is a continuing Event of Default under the Credit Agreement.

As an initial matter, we wish to emphasize that the facts and circumstances related to the Alleged Defaults are of great concern to the Holders and all rights in connection therewith are hereby reserved. Moreover, it now appears that the Company intends to compound its errors by acquiescing to a series of inappropriate demands made by the Administrative Agent in order to exert undue control over the Company’s restructuring efforts. Specifically, we understand that the Administrative Agent has demanded that the Company (i) not make the Second Lien Interest Payment and (ii) execute a forbearance agreement that favors the Administrative Agent to the detriment of the Company and all of its other stakeholders. The Holders are concerned that these actions, if taken, would destroy value for all stakeholders for at least four reasons.

First, the Company’s failure to make the Second Lien Interest Payment would trigger an actual Event of Default under the Credit Agreement.1 The Holders believe that the Alleged Defaults have been adequately cured and that any threats by the Administrative Agent to take enforcement actions based on the Alleged Defaults should be disregarded. Indeed, the Administrative Agent cannot justifiably exercise remedies based on the Alleged Defaults given their technical and immaterial nature, the lack of any harm sustained by the Administrative Agent as a result, and the fact that the Alleged Defaults have been cured for all intents and purposes. If the Company were to decline to make the Second Lien Interest Payment, however, the Administrative Agent would obtain enforcement rights resulting from the occurrence of a true, non-technical Default that it otherwise currently lacks.

Second, the Company’s failure to make the Second Lien Interest Payment would potentially cause more economic harm to the Company and its stakeholders than making the interest payment would cause. As you are aware, the Credit Agreement contains a substantial

[1]	See Section 10.01(f) of the Credit Agreement.

Board of Directors of Rex Energy Corporation

March 29, 2018

make-whole that is allegedly in excess of $50 million as of the date hereof.2 The Administrative Agent will argue that the Company is liable for the full amount of the outstanding term loan obligations plus the make-whole if the Administrative Agent were to accelerate the loans under the Credit Agreement following the occurrence of an Event of Default (such as the Company’s failure to make the Second Lien Interest Payment). The Second Lien Interest Payment of approximately $23.5 million is significantly less than the make-whole obligation that could be triggered by failing to make such payment. Moreover, the asserted make-whole obligation decreases over time and, therefore, the Company should not favor a scenario that triggers a near term incurrence of the make-whole.

Third, the Company’s failure to make the Second Lien Interest Payment could also cause the Company to be compelled to execute a value-destructive forbearance agreement with the Administrative Agent in order to avoid the exercise of remedies under the Credit Agreement. As you know, the draft forbearance agreement that has been provided by the Administrative Agent includes onerous, restrictive, and expensive terms tied to DIP financing and other chapter 11 case controls. The execution of such a document containing such terms would be counterproductive and damaging to the Company’s overall restructuring process. The Company is better served by paying the Second Lien Interest Payment and avoiding the costs associated with the proposed forbearance agreement. As noted above, a forbearance agreement is unnecessary if the Company makes the Second Lien Interest Payment given that the Administrative Agent is unlikely to exercise remedies based on the Alleged Defaults.

Fourth, the Company’s failure to make the Second Lien Interest Payment will undoubtedly lead to an expensive, contentious, and value-destructive bankruptcy filing. Specifically, such a bankruptcy filing will cause (i) the Company to incur tens of millions of dollars in professional fees and, according to the Administrative Agent’s proposal, more than $10 million in DIP financing costs, and (ii) the Administrative Agent to assert that the Company is liable for an amount in excess of $50 million for a make-whole claim. Therefore, failure to make the Second Lien Interest Payment will result in costs and damages to the Company that could exceed $100 million.

Against this backdrop, the Board should authorize, and the Company should make, the Second Lien Interest Payment in order to avoid the potentially irreparable harm that could result from, among other things, ceding control over this process to the Administrative Agent. Based on the Company’s current financial position, the Board’s fiduciary duties to maximize the value

[2]

The Holders believe that there are legal and equitable arguments that could be made that would substantially reduce the amount of the make-whole owing under the Credit Agreement and reserves all rights in connection with any future proceedings.

Board of Directors of Rex Energy Corporation

March 29, 2018

of the Company extend to all of its creditors. The Board and management must ensure that the actions they take are consistent with their fiduciary duties to maximize the value of the enterprise and do not advantage one constituency at the expense of another, even under the guise of “buying time” or as a part of a “Band-Aid” solution.

As you are aware, the Holders have historically been very supportive of, and helpful to, the Company in its prior efforts to address liquidity constraints, including by agreeing to reduce the three prior interest payments from 8% to 1%. The Holders remain ready to engage with the Company in its current restructuring process in a constructive manner to formulate a long-term solution that maximizes value for all parties. The Holders recognize that liquidity is a primary concern of the Company, but we believe that there is sufficient liquidity and time to make the Second Lien Interest Payment and achieve a consensual resolution that would avoid the cost, delay, and damage associated with a contested chapter 11 process. In the event, however, that the Company and the Board make decisions that adversely impact the Company’s stakeholders, the Holders will be prepared to take any and all appropriate actions to ensure that the Company and the Board uphold their fiduciary obligations and preserve the value of the Company’s assets.

Please ensure that a copy of this letter is sent promptly to each member of the Board.

Very truly yours,

/s/ Michael S. Stamer

Michael S. Stamer

cc:	The Holders